                                                                  Exhibit (h)(5)

                                     FORM OF
                           ACCOUNTING AGENCY AGREEMENT

           THIS ACCOUNTING AGENCY AGREEMENT is made as of November 1, 2001 by and between BROWN BROTHERS HARRIMAN & CO., (the "Accounting Agent"), and PILGRIM EMERGING MARKETS FUND, INC. (the "Fund"), on behalf of each series of the Fund listed on Appendix A attached hereto, as it may be amended from time to time (each, a "Portfolio").

           WHEREAS, the Fund is registered as management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

           WHEREAS, the Fund desires to retain the Accounting Agent to perform certain accounting and recordkeeping services on behalf of each Portfolio, and the Accounting Agent is willing to render such services.

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

           1. Employment of Accounting Agent. The Fund hereby employs and appoints the Accounting Agent to act as the fund accounting agent to each Portfolio on the terms set forth in this Agreement, and the Accounting Agent accepts such appointment.

           2. Delivery of Documents. The Fund will (i) furnish the Accounting Agent with properly certified or authenticated copies of resolutions of the Fund's Board of Directors or Trustees authorizing the appointment of the Accounting Agent to provide certain fund accounting services to each Portfolio and approving this Agreement on behalf of each Portfolio; (ii) provide the Accounting Agent with any other documents or resolutions (including but not limited to directions or resolutions of the Fund's Board of Directors or Trustees) which relate to or affect the Accounting Agent's performance of its duties hereunder or which the Accounting Agent may reasonably request; and (iii) notify the Accounting Agent promptly of any matter affecting the performance by the Accounting Agent of its services under this Agreement.

           3. Recordkeeping and Calculation of Net Asset Value. The Accounting Agent shall compute and determine the net asset value per share of each Portfolio, including each class of shares of any Portfolio that issues its shares in more than one class (each a "Class"), as of the times listed in the

Portfolio's most recent prospectus and Statement of Additional Information ("SAI"), unless otherwise directed by Proper Instructions (as defined in Section 7(a) of this Agreement). Such computation and determination shall be made in accordance with (1) the provisions of the Fund's Declaration of Trust or Articles of Incorporation and By-Laws, as they may from time to time be amended and delivered to the Accounting Agent, (2) the votes of the Board of Trustees or Directors of the Fund at the time in force and applicable, and (3) the accounting policies and procedures set forth in the Portfolio's prospectus and SAI, and (4) Proper Instructions, as they may from time to time be delivered to the Accounting Agent. On each day that the Accounting Agent shall compute the net asset value per share of each Portfolio and each Class, the Accounting Agent shall provide each Portfolio's investment adviser (or to the Portfolio's sub-adviser(s), upon receipt by the Accounting Agent of Proper Instructions with written reports which the investment adviser or sub-adviser will use to verify that portfolio transactions have been recorded in accordance with the Fund's instructions and are reconciled with the Fund's trading records.

         In computing the net asset value, the Accounting Agent may rely upon any information furnished by Proper Instructions, including without limitation any information (1) as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Accounting Agent, (2) as to the existence, status and proper treatment of reserves, if any, authorized by the Fund, (3) as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix B,
(4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available, and (5) as to the sources of information with respect to "corporate actions" affecting portfolio securities of the Fund, including those listed in Appendix B. (Information as to "corporate actions" shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof). The Fund may instruct via Proper Instructions the Accounting Agent to utilize a particular source for the valuation of a specific Security or other Property and the Accounting Agent shall be protected in utilizing the valuation provided by such source without further inquiry in order to effect calculation of each Portfolio's and each Class' net asset value. Notwithstanding anything in this Agreement to the contrary, the Accounting Agent shall not be responsible for the failure of the Fund or its investment adviser to provide the Accounting Agent with Proper Instructions regarding liabilities which ought to be included in the calculation of any Portfolio's or any Class' net asset value.

         In like manner, the Accounting Agent shall compute and determine the net asset value of any Portfolio or any Classes of such other times as the Board of Trustees or Directors of the Fund from time to time may reasonably request.

           4. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Accounting Agent as provided for in this Agreement, the Fund shall pay the Accounting Agent for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Accounting Agent. In addition to such fee, the Accounting Agent shall bill the Fund separately for any reasonable and documented out-of-pocket disbursements of the Accounting Agent. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees; legal expenses not incurred in the ordinary course of business; and travel expenses. The foregoing fees and disbursements shall be billed to the Fund by the Accounting Agent and shall be paid promptly by wire transfer or other appropriate means to the Accounting Agent.

         5.Standard of Care. The Accounting Agent shall be held only to the exercise of such reasonable care as employed by a professional accounting agent in computing and determining the net asset value of each Portfolio and each Class as provided in this Agreement, but shall not be held accountable or liable for any losses or damages the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from or based upon errors or delays in the determination of such net asset value resulting from any event beyond the reasonable control of the Accounting Agent unless such error or delay was due to the Accounting Agent's negligence or reckless or willful misconduct in determination of such net asset value. (The parties hereto acknowledge, however, that the Accounting Agent's causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct.) In no event shall the Accounting Agent be liable or responsible to the Fund, any present or former shareholder of the Fund or any other person for any error or delay to the extent that such error or delay continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit. The Accounting Agent's liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Fund, shareholder or former shareholder shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Fund shall incur in connection with correcting the records of the Fund affected by such error (including charges made by the Fund's registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Fund affected by such error.

           Without limiting the foregoing, the Accounting Agent shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) the Accounting Agent's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund, unless such notification had been properly transmitted to the Accounting Agent; (2) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Accounting Agent either (i) from a source which the Accounting Agent was authorized pursuant to the third paragraph of this Section to rely upon, or (ii) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as the sources authorized pursuant to that third paragraph; or (3) relevant information known to the Fund or the investment adviser which would impact the calculation of net asset value but which is not communicated by the Fund or the investment adviser to the Accounting Agent.

         In the event of any error or delay in the determination of such net asset value for which the Accounting Agent may be liable, the Fund (or its delegate) and the Accounting Agent may consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Accounting Agent's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. Such actions might include the Fund or the Accounting Agent taking reasonable steps to collect from any shareholder or former shareholder who has received any overpayment upon redemption of shares such overpaid amount or to collect from any shareholder who has underpaid upon a purchase of shares the amount of such underpayment or to reduce the number of shares issued to such shareholder. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Accounting Agent, the Fund and the Accounting Agent will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

         6.          Limitation of Liability.

                     (a) The Accounting Agent shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers, to the extent that such failures or delays are not attributable to any negligence, recklessness or willful misconduct by the Accounting Agent. The Accounting Agent shall also incur no liability under this Agreement if the Accounting Agent or any agent or entity utilized by the Accounting Agent shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to (x) any Sovereign Risk, or (y) any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency, or (z) any provision of any order or judgment of any court of competent jurisdiction. A "Sovereign Risk" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Accounting Agent's control.

           (b) Notwithstanding any other provision of this Agreement, the Accounting Agent shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Accounting Agent in the performance of its obligations and duties hereunder, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Accounting Agent's willful malfeasance, bad faith or negligence in the performance of such obligations and duties. The Accounting Agent shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Fund hereby agrees to indemnify the Accounting Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement that did not result from the willful malfeasance, bad faith or negligence of the Accounting Agent in the performance of such obligations and duties.

           (c) Notwithstanding anything else in this Agreement to the contrary, the Accounting Agent's entire liability to the Fund for any loss or damage arising or resulting from its performance hereunder or for any other cause whatsoever, and regardless of the form of action, shall be limited to the Fund's actual and direct out-of-pocket expenses and losses which are reasonably incurred by the Fund. For avoidance of doubt and provided that (i) expenses and losses are the direct result of the Accounting Agent's negligence or willful misconduct, and (ii) there are no other reasonable means by which to correct such books and records or to resolve such errors, such actual and direct out-of-pocket expenses and losses shall include any expenses incurred by the Fund for the sole purpose of correcting its books and records maintained by its transfer agent. In no event and under no circumstances shall the Accounting Agent or a Fund be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

           7. Reliance by the Accounting Agent on Proper Instructions and Opinions of Counsel and Opinions of Certified Public Accountants.


                (a) The Accounting Agent shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties.

           Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees or Directors of the Fund shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees or Directors by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund. A list of such persons is attached to the Agreement as Appendix C. Telephonic or other oral instructions or instructions given by telefax transmission, or instructions transmitted by electronic means may be given by any one of the above persons and will also be considered Proper Instructions if the Accounting Agent, in the exercise of such reasonable care as employed by a professional accounting agent in like circumstances, believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

           With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Accounting Agent cannot verify that authorized signatures on telefax instructions are original, and (iii) the Accounting Agent shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions.

           Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Accounting Agent in reliance upon such oral instructions. The Fund authorizes the Accounting Agent to tape record any and all telephonic or other oral instructions given to the Accounting Agent by or on behalf of the Fund (including any of its officers, Directors, Trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Accounting Agent) and to save a permanent storage medium any and all Proper Instructions transmitted electronically.

           (b) The Accounting Agent may consult with its counsel or the Fund's counsel in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in accordance with the advice of its counsel or of the Fund's counsel.

           (c) The Accounting Agent may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in accordance with the advice of such certified public accountant or of the Fund's Treasurer.

           8.        Termination of Agreement.

                     (a) This Agreement shall continue in full force and effect with respect to each Portfolio until terminated by the Accounting Agent or the Fund with respect to any Portfolio by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing. In the event a termination notice is given by the Fund, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Accounting Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed. Notwithstanding the termination of this Agreement with respect to any Portfolio, this Agreement shall remain in full force and effect with respect to all Portfolios not so terminated.

           Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Accounting Agent to a successor within the time specified in the notice of termination as aforesaid, the Accounting Agent and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

           (b) If a party hereto shall fail to perform its duties and obligations hereunder (a "Defaulting Party") resulting in material loss to another party ("the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) calendar days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) calendar days' written notice of such termination to the Defaulting Party. If the Accounting Agent is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of the Accounting Agent with respect to payment for services performed prior to such termination or rights of the Accounting Agent to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

           (c) This Section 8 shall survive any termination of this Agreement, whether for cause or not for cause.

           9. Amendment of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

           In connection with the operation of this Agreement, the Fund and the Accounting Agent may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

           In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

           The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

           10. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

           11. Notices. Notices and other writings delivered or mailed postage prepaid to a Fund addressed to the Fund at 7337 E. Doubletree Ranch Road, Scottsdale, AZ 85258-2034 or to such other address as the Fund may have designated to the Accounting Agent in writing, or to the Accounting Agent at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Accounting Department, or to such other address as the Accounting Agent may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

           12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Fund and the Accounting Agent and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

           13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

           14. Exclusivity. The services furnished by the Accounting Agent hereunder are not to be deemed exclusive, and the Accounting Agent shall be free to furnish similar services to others.


           15. Authorization. Each party hereby represents and warrants that the execution and delivery of this Agreement have been duly authorized by that party's governing body and that this Agreement has been signed by an authorized officer of that party.


           16. No Personal Liability of Trustees, Shareholders or Officers. It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agent or employees of the Pilgrim Emerging Markets Fund, Inc. personally, but shall bind only the trust property of the Pilgrim Emerging Markets Fund, Inc., as provided in the Declaration of Trust of Pilgrim Emerging Markets Fund, Inc. The execution and delivery of the Agreement by the Pilgrim Emerging Markets Fund, Inc.'s officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Pilgrim Emerging Markets Fund, Inc.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.




BROWN BROTHERS HARRIMAN & CO.            PILGRIM EMERGING MARKETS FUND,
                                         INC. for itself and on behalf of the
                                         Portfolios listed on Appendix A hereto



By:                                      By:
   --------------------------               ------------------------------------
     Name:                                    Name:
          -------------------                     ------------------------------
     Title:                                   Title:
          -------------------                       ----------------------------

                                   APPENDIX A


                         NAME OF PORTFOLIOS AND CLASSES


                       Pilgrim Emerging Markets Fund, Inc.

                                   APPENDIX B


                       PILGRIM EMERGING MARKETS FUND, INC.


THE FOLLOWING AUTHORIZED SOURCES ARE TO BE USED FOR PRICING AND FOREIGN EXCHANGE QUOTATIONS, CORPORATE ACTIONS, DIVIDENDS AND RIGHTS OFFERINGS:



                               AUTHORIZED SOURCES


                                    BLOOMBERG
                                  FUND MANAGERS
                         FT INTERACTIVE DATA CORPORATION
                                REPUTABLE BROKERS
                                     REUTERS
                               SUBCUSTODIAN BANKS
                                    TELEKURS
                        REPUTABLE FINANCIAL PUBLICATIONS
                                 STOCK EXCHANGES
                         FINANCIAL INFORMATION INC. CARD
                                    JJ KENNY
                                 FRI CORPORATION
                          MERRILL LYNCH PRICING SERVICE
                                     BRIDGE

                                   APPENDIX C

              LIST OF PERSON AUTHORIZED TO GIVE PROPER INSTRUCTIONS



                            James M. Hennessy
                            Stanley D. Vyner
                            Mary Lisanti
                            Michael J. Roland
                            Robert S. Naka
                            Lydia L. Homer
                            William L. Sessions
                            Robyn L. Ichilov
                            Kimberly A. Anderson
                            Maria Anderson
                            Todd Modic
                            Mike Estok
                            Jason Kadavy
                            Jeremy Schweppe